                                                                 Exhibit 10.25


                                 EXECUTION COPY




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              THIRD SPECIAL FACILITY SUPPLEMENTAL LEASE AGREEMENT

                                 BY AND BETWEEN

                    MEMPHIS-SHELBY COUNTY AIRPORT AUTHORITY


                                      AND


                          FEDERAL EXPRESS CORPORATION





                          DATED AS OF DECEMBER 1, 1984





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                               TABLE OF CONTENTS



                                                                                                      PAGE
Parties to Third Supplemental Lease Agreement . . . . . . . . . . . . . . . . . . . . . . . .           1
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

SECTION            1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
SECTION            2.  Granting of Leasehold    . . . . . . . . . . . . . . . . . . . . . . .           3
SECTION            3.  Rental   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
SECTION            4.  Prepayment of Certain Rental   . . . . . . . . . . . . . . . . . . . .           4
SECTION            5.  1984 Federal Express Acquisition Project   . . . . . . . . . . . . . .           4
SECTION            6.  Special Covenants of the Lessee    . . . . . . . . . . . . . . . . . .           6
SECTION            7.  Right to Permanently Fix the Interest Rate on
                          the Series 1984 Bonds   . . . . . . . . . . . . . . . . . . . . . .           7
SECTION            8.  Grant of Options to Tender   . . . . . . . . . . . . . . . . . . . . .           7
SECTION            9.  Lease Still in Effect; Provisions Thereof Applicable
                          to this Third Supplemental Lease    . . . . . . . . . . . . . . . .           8
SECTION           10.  Descriptive Headings   . . . . . . . . . . . . . . . . . . . . . . . .           8
SECTION           11.  Effectiveness of this Third Supplemental Lease   . . . . . . . . . . .           8
SECTION           12.  Execution of Counterparts    . . . . . . . . . . . . . . . . . . . . .           9

                       Execution Clauses    . . . . . . . . . . . . . . . . . . . . . . . . .          10





                                      (i)
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                             THIRD SPECIAL FACILITY
                          SUPPLEMENTAL LEASE AGREEMENT



         THIS THIRD SPECIAL FACILITY SUPPLEMENTAL LEASE AGREEMENT (the "Third Supplemental Lease") made this thirteenth day of December, 1984 but dated for convenience of reference as of the first day of December, 1984, by and between MEMPHIS-SHELBY COUNTY AIRPORT AUTHORITY (herein sometimes referred to as "Lessor"), party of the first part, a public and governmental body politic and corporate of the State of Tennessee, and FEDERAL EXPRESS CORPORATION (herein sometimes referred to as "Lessee"), party of the second part, a private corporation duly organized and existing under the laws of the State of Delaware and qualified to do business in the State of Tennessee;


                                  WITNESSETH:

         WHEREAS, Lessor and Lessee on August 21, 1979 entered into a Special Facility Lease Agreement dated as of August 1, 1979 (said Special Facility Lease Agreement as heretofore supplemented being herein referred to as the "Lease"); and

         WHEREAS, Lessor and Lessee on May 6, 1982 entered into a First Special Facility Supplemental Lease Agreement dated as of May 1, 1982 (the "First Supplemental Lease") so as to provide for the lease by Lessee from Lessor of additional facilities and equipment to be included in the Special Facility as defined in the Lease as heretofore and herein supplemented (the "1982 Federal Express Project"); and

         WHEREAS, Lessor and Lessee on December 9, 1982 entered into a Second Special Facility Supplemental Lease Agreement dated as of November 1, 1982 (the "Second Supplemental Lease") so as to provide for the lease by Lessee from Lessor of additional facilities and equipment to be included in the Special Facility (the "Federal Express Acquisition Project"); and

         WHEREAS, Lessor and Lessee have agreed to supplement the Lease so as to provide for the lease by Lessee from Lessor of additional facilities and equipment to be included in the Special Facility (such additional facilities and equipment hereinafter defined and referred to as the "1984 Federal Express Acquisition Project"), all as hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter contained to be kept and performed by the parties hereto and upon the provisions and conditions hereinafter set forth, Lessor and Lessee do hereby covenant and agree, and each for itself does hereby covenant and agree, as follows:

         SECTION 1.   Definitions.   Except as otherwise provided herein, and
unless the context shall clearly require otherwise, all words and terms used in this Third Supplemental Lease which are defined in the Lease shall, for all purposes of this Third Supplemental Lease, have the respective meanings given to them in the Lease.

         The following words and terms which are defined in the Lease shall be and hereby are supplemented as follows:

         Leased Equipment.   On and after the effective date hereof the term
         "Leased Equipment" shall, in addition and supplemental to the meaning given that term in the Lease, also include the furnishings, machinery and equipment designated as "Leased Equipment" on Exhibit 1 of this Third Supplemental Lease.

         Leased Facilities.   On and after the effective date hereof the term
         "Leased Facilities" shall, in addition and supplemental to the meaning given that term in the Lease also include (1) the improvements to the Leased Facilities designated as Buildings and Improvements on Exhibit 2 of this Third Supplemental Lease and (2) all other improvements on the land whereupon the Special Facility is situated in or incident to the aforesaid that are designated for use in connection therewith and which constitute "fixtures" or real property.

         Unless the context shall clearly require otherwise, the following terms shall, for all purposes of the Lease and of any agreement amendatory or supplemental thereto (including for all purposes this Third Supplemental Lease) have the meanings herein specified, with the following definitions to be equally applicable to both the single and plural forms of any of the terms herein defined:

         1984 Federal Express Acquisition Project.   The term "1984 Federal
         Express Acquisition Project" shall mean and include that portion of the Leased Facilities and Leased Equipment added pursuant to this Third Supplemental Lease and shall constitute and be a part of the Special Facility.

         Fourth Supplemental Indenture.   The term "Fourth Supplemental
         Indenture" shall mean the Fourth Supplemental Indenture dated as of December 1, 1984 between the Lessor and the Trustee supplementing the Indenture, as the same may theretofore or thereafter be supplemented or amended as provided in the Indenture.

         Series 1984 Bonds.   The term "Series 1984 Bonds" shall mean the
         $94,550,000 principal amount of special obligation bonds of Lessor designated Special Facilities Revenue Bonds, Series 1984 (Federal Express Corporation) and issued under Section 2.06 and 2.08 of the Indenture and in accordance with Section 5.8 of the Lease.

         Tender Agreement.   The term "Tender Agreement" shall mean the Tender
         and Option Agreement dated as of December 1, 1984 by and among the Lessee, Commerce Union Bank, Kidder Peabody & Co., Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan, Keegan & Company, Inc., as the same may be supplemented and amended from time to time in accordance with the provisions thereof.

         SECTION 2.  Granting of Leasehold.   In addition to the lease and
demise to Lessee of the Leased Facilities and Leased Equipment set forth in
Section 3.1 of the Lease and Section 2 of the First Supplemental Lease and
Section 2 of the Second Supplemental Lease, the Lessor hereby leases and demises to Lessee, and Lessee hereby takes the hires from Lessor, for and during the term of the Lease, and upon and subject to the provisions and conditions set forth in the Lease and this Third Supplemental Lease to have and to hold for said term that portion of the Leased Facilities and Leased Equipment added by this Third Supplemental Lease.

         SECTION 3.  Rental.    Lessee shall pay the rentals reserved to the
Lessor under Section 3.3 of the Lease at the time, place and manner set forth therein, which from and after the date specified in this section, in addition to the amounts payable as of the date hereof under said Section 3.3, under Section 4 of the First Supplemental Lease and under Section 3 of the Second Supplemental Lease shall include (a) an amount equal to the principal of, premium (if any) and interest on, the Series 1984 Bonds as and when the same become due and payable by reason of stated maturity or redemption of such Bonds as provided in the Indenture, (b) an annual rental of one dollar, which after taking into consideration the amount of ground rental payable by the Lessee as lessee under that certain Consolidated and Restated Lease Agreement dated as of August 1, 1979 between Lessor and Lessee, is hereby determined to be equal to the allocable share of the administrative costs





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

of the Lessor arising out of the Lease and the issuance and servicing of the Bonds, and which may be increased by the Lessor upon at least thirty days prior written notice to reflect actual administrative costs demonstrably shown by the Lessor to arise out of the Lease and the issuance and servicing of the Bonds, such rental to be payable in advance on the first day of September in each year of the term of the Lease, (c) all other amounts payable under said Section 3.3 in connection with the Series 1984 Bonds. The rentals to be paid by Lessee under said Section 3.3 in connection with the 1984 Federal Express Acquisition Project leased hereby shall commence as of September 1, 1985 and continue during the term hereof.

         SECTION 4.  Prepayment of Certain Rental.   (a)  Lessee may prepay the
rentals required hereby in accordance with subsections A, B and C of Section 3.4 of the Lease, and receive the credits provided therein.

         (b) In the event a judgment or order of a court of competent jurisdiction which is final (either because the time for appeal thereof has expired or because the judgment or order is issued by that Court having final appellate jurisdiction over the matter and is not subject to collateral attack), or a determination of the Internal Revenue Service which is final (because the tax has been paid pursuant thereto and the time for filing a claim for refund of such tax has expired) to the effect that the interest paid or payable on any Series 1984 Bond to other than a substantial user of the Special Facility or a related person is or was includable in the gross income of the holder thereof for Federal income tax purposes as a result of a failure by the Lessee to observe or perform any covenant or agreement to be observed or performed by it under the Lease or as a result of facts within the control of the Lessee which are contradictory to any representation or warranty made by the Lessee under the Lease, the Lessee shall prepay on the next scheduled rent payment date the entire amount of rent due under subparagraph (b) of Section
3.3 of the Lease and pursuant to Section 3 hereof to effect redemption of the then outstanding Series 1984 Bonds in accordance with the Indenture.

         SECTION 5.  1984 Federal Express Acquisition Project.   The Lessor and
the Lessee agree that the cost of constructing and equipping the 1984 Federal Express Acquisition Project in accordance with the proposal approved by the Lessor and the Lessee on the date of the execution hereof is estimated at $80,000,000. The aggregate sum of the proceeds of the sale of the Series 1984 Bonds deposited in the Construction Fund, including the income from and increment to the proceeds of the sale of the Series 1984 Bonds derived from the investment thereof during the Construction Period is estimated to be sufficient in amount to pay such estimated cost.





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

         If the Lessee requests the Lessor to issue Completion Bonds, the Lessor shall upon request forthwith, use its best efforts to issue and sell Completion Bonds, subject to the provisions and limitations of applicable law and the provisions of the Indenture and subject also to approval by the Lessee of the terms of such Completion Bonds and the terms of sale thereof. If the Lessor issues Completion Bonds, the amount of rentals reserved to the Lessor under subparagraphs (b) and (c) of Section 3.3 in the Lease and Section 3 hereof shall from and after the issuance of such Completion Bonds be appropriately increased throughout the term hereof in order to reflect the issuance of such Completion Bonds, and the Lessee, if requested to do so by the Lessor, shall enter into a lease supplemental to the Lease providing for the payment of the Lessee of such increases in such rentals. If, however, the Lessor is unable so to issue and sell such Completion Bonds as aforesaid, then the Lessee shall upon demand pay, or reimburse the Lessor for, all costs and expenses of the Lessor incurred in attempting to sell such Completion Bonds.

         The Lessor does not make any warranty, either express or implied, that the moneys which will be paid into the Construction Fund and which, under the provisions of this Third Supplemental Lease or the Fourth Supplemental Indenture, will be available for payment of the costs of the 1984 Federal Express Acquisition Project pursuant to Section 2.3 of the Lease will be sufficient to pay all the costs which will be incurred in that connection. The Lessee agrees that if after exhaustion of the moneys in the Construction Fund available for the costs of the 1984 Federal Express Acquisition Project the Lessee should pay any portion of the said costs pursuant to the provisions of this section, it shall not be entitled to any reimbursement therefor from the Lessor or from the Trustee or from the holders of any of the Bonds, nor shall it be entitled to any diminution of the rentals payable pursuant hereto and to
Section 3.3 of the Lease and Section 3 hereof.

         Lessor shall apply the proceeds of the Series 1984 Bonds in accordance with the terms of the Fourth Supplemental Indenture, the form, terms and provisions of which the Lessee hereby approves.

         Except as provided in Section 2.2 of the Lease which relates solely to the Special Facility as initially designed and except as hereinafter provided in this section, that portion of improvements to the Leased Facilities and Leased Equipment being leased pursuant to this Third Supplemental Lease shall be carried out and effected as provided in Article II of the Lease for the initial construction and equipping of the Special Facility, with the same force and effect as though:

         (a) all references in said Article II (other than Section 2.2 thereof) to the "Leased Equipment" were to that portion of Leased Equipment being leased pursuant to this Third Supplemental Lease;





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

         (b) all references in said Article II (other than Section 2.2 thereof) to the "Leased Facilities" were to that portion of the improvements to the Leased Facilities being leased pursuant to this Third Supplemental Lease;

         (c) all references in said Article II (other than Section 2.2 thereof) to the "Plans and Specifications" were to plans and specifications for the 1984 Federal Express Acquisition Project;

         (d) all references in said Article II (other than Section 2.2 thereof) to the "Series 1979 Bonds" were to the Series 1984 Bonds and the reference in the third paragraph of subsection A of Section 2.1 and paragraph (k) of subsection A of Section
                 2.3 to the date to which interest shall be capitalized were to August 31, 1985; and

         (e) all references in said Article II (other than Section 2.2 thereof) to the "Special Facility" were to the 1984 Federal Express Acquisition Project and the reference in clause 4 of subsection C of Section 2.1 to the date for the construction and equipping to be completed were to August, 1986.

         SECTION 6.  Special Covenants of the Lessee.   The Lessee covenants and
agrees with the Lessor that so long as the Series 1984 Bonds are outstanding, it will provide the Lessor with copies of all reports, notices, financial statements or other documents that the Lessee is required to provide its lenders under the Lessee's Credit Agreement dated December 1, 1981, between the Lessee and The First National Bank of Chicago, for itself and as agent for the banks named therein, as the same may be supplemented or amended from time to time, and the analogous provisions of any other debt agreement entered into by the Lessee in lieu of said Credit Agreement and shall include the Lessor on its list of major lenders of Lessee for receipt of all information made available to such lenders.

         The Lessee further covenants and agrees that the proceeds of the Series 1984 Bonds will be applied such that the facilities financed from the proceeds of at least ninety percent (90%) of the Series 1984 Bonds will qualify as airport facilities within the meaning of Section 103(b)(4)(D) of the Internal Revenue Code of 1954, as amended, and application of the proceeds of the Series 1984 Bonds will not result in more than ten percent (10%) of the aggregate amount of expenditures from the Construction Fund at any time being used for facilities which would not qualify as airport facilities under said
Section 103(b)(4)(D). The Lessee will not cause or permit any plans and specifications in connection with the 1984 Federal Express Acquisition Project to be financed from the proceeds of the Series 1984 Bonds to be changed or revised, or such Project to be operated, maintained, repaired or renovated, in a manner such that the facilities to be financed from the proceeds of at least ninety percent (90%) of the proceeds of the Series 1984 Bonds will not qualify as airport facilities within the meaning of Section 103(b)(4)(D) of the Code, or take any other action which would cause the loss of the exemption of interest on any Series 1984 Bonds from federal income taxation.

         SECTION 7.  Right to Permanently Fix the Interest Rate on Series 1984
Bonds.   The Authority has provided in the Fourth Supplemental Indenture that the Special Facilities Revenue Bonds, Series 1984 (Federal Express Corporation) referred to in the definition of Series 1984 Bonds set forth in Section 1 hereof (hereinafter referred to as the "Series 1984 Bonds") shall bear interest at the rate of seven and one quarter per centum (7.25%) per annum from the date thereof to and including August 13, 1985. Pursuant to the terms of the Fourth Supplemental Indenture the interest rate may change on September 1 of each year commencing September 1, 1985 and may be permanently fixed on September 1, 1985
and on any September 1 thereafter.   In consideration of the payment of the
rentals provided herein, which are at least equal to the principal of and interest on all Bonds issued under the Indenture, the Authority hereby grants to the Lessee the right to direct the declaration of September 1, 1985 or any subsequent September 1 prior to the maturity of the Series 1984 Bonds as the date on which the interest rate on the Series 1984 Bonds may be permanently fixed; provided such declaration shall be in accordance with the terms and provisions of the Fourth Supplemental Indenture.

         SECTION 8.  Grant of Options to Tender.   The Lessee has entered into
the Tender Agreement for the benefit of the holders of the Series 1984 Bonds. Pursuant and subject to the terms and conditions set forth therein, the Lessee has granted to the holders from time to time of the Series 1984 Bonds options to tender Series 1984 Bonds to Commerce Union Bank in its individual corporate capacity and not as Trustee under the Indenture, for purchase at a purchase price equal to the principal amount tendered on September 1, 1985 or on any subsequent September 1 prior to the maturity of the Series 1984 Bonds to and including the date referred to in Section 7 hereof on which the interest rate on
the Series 1984 Bonds is permanently fixed.   The Lessee hereby covenants and
agrees that it shall enter into the Tender Agreement in substantially the form attached hereto as Exhibit 3, and shall comply with all terms, provisions and agreements thereof and perform all of its duties and obligations thereunder. The Lessee hereby agrees to be bound by all terms and provisions of the Fourth Supplemental Indenture insofar as they bear on, and establish rights, duties and obligations with respect to, said agreement and covenants that it will not amend the Tender Agreement in any manner which would have an adverse affect on the rights granted the holders of the Series 1984 Bonds by the Lessee under the Tender Agreement except in the manner permitted for amendment of the Lease. The Lessee acknowledges that it has entered into the Tender Agreement for the benefit of, and to induce the purchase of the Series 1984 Bonds by, all who shall at any time and from time to





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

time become holders of the Series 1984 Bonds, and such holders are entitled to the benefits of said Agreement as third party beneficiaries. Accordingly, the Lessee hereby consents to the enforcement of the terms and provisions of the Tender Agreement by the Trustee under the Indenture on behalf of the holders of the Series 1984 Bonds. The Lessor agrees to set forth the provisions of the options to tender granted to the holders of the Series 1984 Bonds under the Tender Agreement in the form of the Series 1984 Bonds. However, it is expressly understood that such options shall not constitute a part of the contract between the Lessor and the holders of the Series 1984 Bonds represented by such Bonds.

         SECTION 9. Lease Still in Effect; Provisions Thereof Applicable to this Third Supplemental Lease. All of the terms, provisions, conditions, covenants and agreements of the Lease shall continue in full force and effect as amended and supplemented hereby, and shall be applicable to each of the provisions of this Third Supplemental Lease during the term hereof with the same force and effect as though the provisions hereof were set forth in the Lease.

         SECTION 10.  Descriptive Headings.   The descriptive headings of the
sections of this Third Supplemental Lease are inserted for convenience of reference only and do not constitute a part of this Third Supplemental Lease and shall not affect the meaning, construction, interpretation or effect of this Third Supplemental Lease.

         SECTION 11.  Effectiveness of this Third Supplemental Lease.   This
Third Supplemental Lease shall become effective upon delivery of and payment for the Series 1984 Bonds.

         SECTION 12.  Execution of Counterparts.   This Third Supplemental Lease
may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.





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


         IN WITNESS WHEREOF, MEMPHIS-SHELBY COUNTY AIRPORT AUTHORITY AND FEDERAL EXPRESS CORPORATION have caused this Third Supplemental Lease to be duly executed in their respective behalf, this 13th day of December, 1984.


                                 MEMPHIS-SHELBY COUNTY AIRPORT
                                      AUTHORITY


                                 By  /s/ W. M. FLETCHER
                                   ------------------------------------------
                                                        President



ATTEST:


  /s/ LARRY D. COX
- -------------------------------
           Secretary



APPROVED:


  /s/ R. GRATTON BROWN, JR.
- -------------------------------
Counsel
Memphis-Shelby County Airport
      Authority

                                 FEDERAL EXPRESS CORPORATION


                                 By  /s/ DAVID C. ANDERSON
                                   -------------------------------------------


ATTEST:

  /s/ ROBERT L. COX
- -------------------------------





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


STATE OF TENNESSEE    )
                      )        ss:
COUNTY OF SHELBY      )


         On this 7th day of December, 1984, before me appeared W.M. Fletcher, to me personally known, who, being by me duly sworn (or affirmed) did say that he is the President of Memphis-Shelby County Airport Authority, and that the seal affixed to the foregoing instrument is the corporate seal of said Authority, and that said instrument was signed and sealed in behalf of said Authority, by authority of its Board of Commissioners and he acknowledged said instrument to be the free act and deed of such Authority.





(seal)

                                      /s/ CLARA F. BELL
                                    --------------------------------------------
                                            Notary Public
                                       My Commission Expires:





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


STATE OF TENNESSEE      )
                        )        ss:
COUNTY OF SHELBY        )


         On this 11th day of December, 1984, before me appeared David C. Anderson, to me personally known, who, being by me duly sworn (or affirmed) did say that he is the Senior Vice President & Chief Financial Officer of Federal Express Corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Directors and he acknowledged said instrument to be the free act and deed of such corporation.


MY COMMISSION EXPIRES

   MY COMMISSION EXPIRES OCT. 20, 1985
- -----------------------------------------
                                                /s/ VICKI L. SHIREY
                                              --------------------------------
                                         ,            Notary Public

(seal)





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



                                   EXHIBIT I


                                Leased Equipment


1.       Document handling systems, consisting of:

         (a) Additional document sort equipment expanding capacity from 180,000 pieces per night to 300,000 pieces.

         (b)     Operational prototype of automated sort equipment.

2.       Material handling systems

         (a) Expansion of the primary matrix sort system by 22 automatic sort lines.

         (b)     System controllers (computers).

         (c)     Manual secondaries.

         (d)     135 dual scale decks.

         (e)     Slat conveyors and related equipment.

         (f)     Truck and van unload dock.

         (g)     New primary input on the southeast corner of the hub.

         (h)     Expansion of secondary sort system by extension of AS belts.

         (j)     Secondary feed conveyors.

                                   EXHIBIT II



1.       East Primary Building Expansion

         (a)     175,000 additional square feet

         (b)     Drive aisle over Hurricane Creek

         (c)     Upgrade of electrical feed systems

         (d)     Expansion of hub offices and buffeteria


2.       North Ramp Secondaries Building Expansion

         (a)     112,000 square feet addition

         (b)     Relocation of fuel farm


3. North Input Nonconveyables Building Expansion - a 37,000 foot addition with a canopy


4. Southeast Input Building Expansion - a 400 foot long extension of the primary building


5.       Southeast Ramp Expansion

         (a)     130,000 square yards of concrete ramp

         (b)     Electrical systems and hydrant fueling


6.       Employee Parking Lot - 2,600 new spaces